As filed with the Securities and Exchange Commission on January 7, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(Address of principal executive offices) (Zip Code)

F.N.B. CORPORATION

PROGRESS SAVINGS

401(k) PLAN

(Full Title of the Plan)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(Name and address of agent for service)

(724) 981-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, $0.01 par value	4,000,000	$10.56	$42,240,000	$5,761.54

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover an indeterminate number of additional shares of common stock as may be issued by reason of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the F.N.B. Corporation Progress Savings 401(k) Plan, as amended and restated, effective January 1, 2007.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of the Registrant’s common stock on New York Stock Exchange on December 31, 2012 (which is within five business days prior to the date of filing) in accordance with Rule 457(c) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purpose of registering an additional 4,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), which may be offered or deemed to be offered pursuant to the F.N.B. Corporation Progress Savings 401(k) Plan, as amended and restated, effective January 1, 2007 (the “Plan”). Pursuant to General Instruction E. to Form S-8, the contents of the earlier registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 13, 1992 (File No. 33-50780), May 10, 1996 (File No. 33-03503), June 1, 2000 (File No. 333-38372), July 25, 2002 (File No. 333-97113), and October 2, 2009 (File No. 333-162323) concerning the Plan are hereby incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant (File No. 001-31940) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

The Registrant’s Current Reports on Form 8-K filed on January 4, 2012 (two filings), January 13, 2012, January 23, 2012, February 6, 2012, February 22, 2012, March 27, 2012, April 23, 2012, May 29, 2012, July 24, 2012, August 15, 2012, September 24, 2012, October 22, 2012, October 23, 2012, October 24, 2012, November 5, 2012, November 7, 2012 and December 26, 2012 (in each case, except to the extent furnished but not filed);

•	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2011, filed with the Commission on June 22, 2012; and

•

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on December 16, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporations Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation, against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. The corporation may pay in advance the expenses incurred by an officer or director in defending a civil or criminal proceeding so long as the director or officer has undertaken to repay those amounts if he or she is ultimately found not to be entitled to indemnification. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s articles of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, arising out of the service to the Registrant or to another organization at the Registrant’s request, or because of their positions with the Registrant. The Registrant’s bylaws also state that the Registrant shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. The Registrant’s articles of incorporation further provide that the Registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the Registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

The Registrant has entered into indemnification agreements with its directors and officers and maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description

4.1	F.N.B. Corporation Progress Savings 401(k) Plan, as amended and restated, effective January 1, 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8, filed October 2, 2009, File No. 333-38372).

5.1	Opinion of Reed Smith LLP as to the legality of the securities being registered, filed herewith.

23.1	Consent of Reed Smith LLP, included in the opinion filed as Exhibit 5.1 hereto.

23.2	Consent of Ernst & Young LLP, filed herewith.

23.3	Consent of Crowe Horwath LLP, filed herewith.

24.1	Powers of attorney, filed herewith.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby confirms that it has submitted the Plan, and undertakes that it will submit all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plan under section 401 of the Internal Revenue Code.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange

Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hermitage, Commonwealth of Pennsylvania, on January 7, 2013.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President, Chief Executive Officer and a Director (principal executive officer)	January 7, 2013

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	January 7, 2013

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller (principal accounting officer)	January 7, 2013

* Stephen J. Gurgovits	Chairman of the Board and a Director	January 7, 2013

* William B. Campbell	Director	January 7, 2013

* James D. Chiafullo	Director	January 7, 2013

* Philip E. Gingerich	Director	January 7, 2013

* Robert B. Goldstein	Director	January 7, 2013

* Dawne S. Hickton	Director	January 7, 2013

Signature	Title	Date

* David J. Malone	Director	January 7, 2013

* D. Stephen Martz	Director	January 7, 2013

* Robert J. McCarthy, Jr.	Director	January 7, 2013

* Harry F. Radcliffe	Director	January 7, 2013

* Arthur J. Rooney, II	Director	January 7, 2013

* John W. Rose	Director	January 7, 2013

* Stanton R. Sheetz	Director	January 7, 2013

* William J. Strimbu	Director	January 7, 2013

* Earl K. Wahl, Jr.	Director	January 7, 2013

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hermitage, Commonwealth of Pennsylvania, on January 7, 2013.

F.N.B. CORPORATION PROGRESS SAVINGS 401(k) PLAN

By:	/s/ Lawrence Gorski
Name:	Lawrence Gorski
Title:	Director of Human Resources

EXHIBIT INDEX

Exhibit No.	Description

4.1	F.N.B. Corporation Progress Savings 401(k) Plan, as amended and restated, effective January 1, 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8, filed October 2, 2009, File No. 333-38372).

5.1	Opinion of Reed Smith LLP as to the legality of the securities being registered, filed herewith.

23.1	Consent of Reed Smith LLP, included in the opinion filed as Exhibit 5.1 hereto.

23.2	Consent of Ernst & Young LLP, filed herewith.

23.3	Consent of Crowe Horwath LLP, filed herewith.

24.1	Powers of attorney, filed herewith.